Exhibit 10.8
Services Agreement
This Services Agreement (the “Agreement”) is entered into and effective as of December 21, 2021 (the “Effective Date”) by and between:
1.DST Systems, Inc., a corporation organized in the state of Delaware (referred to herein as “DST” or the “Transfer Agent”), and
2.Oaktree Strategic Credit Fund, a Delaware statutory trust (the “Fund” or “Customer”, as the case may be).
The Fund and DST each may be referred to individually as a “Party” or collectively as “Parties.”
1.Definitions; Interpretation
1.1.As used in this Agreement, the following terms have the following meanings:
(a)“Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any Person (including any Government Authority).
(b)“Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors or analogous governing body, management or executive officers of that Person.
(c)“Business Day” means a day other than a Saturday or Sunday on which the New York Stock Exchange is open for business.
(d)“Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement, its formation or the Services.
(e)“Fund Data” means all information with respect to the Fund’s business, financial statements and customers, including data related to securities trades and other transaction data, investment returns, issue descriptions, and Market Data provided by the Fund and all output and derivatives thereof, necessary to enable DST to perform the Services, but excluding DST Property.
(f)“Confidential Information” means any information about the Fund or DST, including this Agreement, and any third party information that either Party is required to keep confidential, including “nonpublic personal information” under the Gramm-Leach-Bliley Act of 1999 and all “personal information” as defined in the Massachusetts Standards for the Protection of Personal Information, except for information that (i) is or becomes part of the public domain without breach of this Agreement by the receiving Party, (ii) was rightfully acquired from a third party, or is developed independently, by the receiving Party, or (iii) is generally known by Persons in the technology, securities, or financial services industries.
(g)“Data Supplier” means a third party supplier of Market Data.
(h)“DST Associates” means DST and each of its Affiliates, and their respective members, shareholders, directors, officers, partners, employees, agents, successors or assigns.
(i)“DST Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property used by DST in connection with its performance of the Services.

(j) “Governing Documents” means the constitutional documents of an entity and, with respect to the Fund, all minutes of meetings of the board of directors or analogous governing body.
(k)“Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.
(l)“Law” means statutes, rules, regulations, interpretations and orders of any Government Authority that are applicable to the party upon which compliance with such Law is being required or to its business.
(m)“Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.
(n)“Market Data” means any third party market and reference data.
(o)“Person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.
(p)“Services” means the services listed in the Schedules attached hereto, as may be amended, or under such other service Schedules, which may be added to this Agreement by the Parties from time to time.
(q)“Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or (ii) brought by a Party on behalf of or that could otherwise be asserted by a third party.
1.2.Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings ascribed thereto.
1.3.Section and Schedule headings shall not affect the interpretation of this Agreement. This Agreement includes the schedules and appendices hereto. In the event of a conflict between this Agreement and a schedule or appendix, the former shall control, except to the extent that such schedule or appendix expressly provides otherwise as to the services under such schedule or appendix.
1.4.Words in the singular include the plural and words in the plural include the singular. The words “including,” “includes,” “included” and “include”, when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
1.5.The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party that are not referenced in this Agreement or the applicable Schedule. The Parties have mutually negotiated the terms hereof and there shall be no presumption of law relating to the interpretation of contracts against the drafter.
2.Services and Fees
2.1.Subject to the terms of this Agreement, DST will perform for the Fund the Services set forth in a separate fee letter and each service schedule as may be added to this Agreement by the Parties (collectively, the “Service Schedules”). DST shall be under no duty or obligation to perform any service except as specifically listed in the Service Schedules, or take any other action except as specifically listed in a Service Schedules to this Agreement, or this Agreement, and no other duties or obligations, including, valuation related, fiduciary or analogous duties or obligations, shall be implied. Any Fund requests to change the Services, including those necessitated by a change to the Governing Documents of the Fund or a change in applicable Law, will only be binding on DST when they are reflected in an amendment to the Service Schedules. For clarification, this will include costs related changes to the software, systems or processes used by DST to provide the Services necessitated by change in applicable Law; provided in such case the Fund will only be responsible for its pro-rata share of such cost.
2.2.In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by DST to one or more of its Affiliates or, other Persons (and any Fund consent to such delegation, if any, shall not be unreasonably revoked or withheld in respect of any such delegations), provided that such Persons are selected in good faith and with reasonable care and are monitored by DST, and are otherwise appropriately qualified, licensed and/or registered to provide the Services delegated, as applicable. If DST delegates any Services, (i) such delegation shall not relieve DST of its duties and obligations hereunder, (ii) such delegation shall be subject to a written agreement obliging the delegate to comply with the relevant delegated duties and obligations of DST, and (iii) if required by applicable Law, DST will identify such agents and the Services delegated and will update the Fund when making any material changes in sufficient detail to enable the Fund to object to a particular arrangement.
The Fund agrees to pay the fees, charges and expenses as set out in the fee schedule agreed upon by the parties in a separate letter (the “Fee Letter”), which may be amended in writing by the Parties from time to time, within thirty (30) days following the receipt of DST’s invoice. The Fee Letter is incorporated by reference into this Agreement and subject to the terms of this Agreement. If an invoice is not paid when due, with respect to any amounts not disputed by the Fund in good faith, the Fund shall pay DST interest thereon (from the due date to the date of payment) at rate equal to one and one-half percent (1.5%) per month while such amount remained unpaid. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable state law. With regard to any amounts disputed in good faith by the Fund, the Parties will mutually reconcile and resolve any such purported discrepancies as soon as possible, and upon resolution of such dispute, Fund shall pay DST any remaining amounts owed, if applicable.
2.3.After the first year of the Initial Term, the total fee for all services for each succeeding year shall be subject to an annual cost of living increase on the anniversary of the Agreement in an amount not less than the annual percentage of change in the Consumer Price Index for all Urban Consumers (CPI-U) in the Midwest Statistical Area, All Items, Base 1982-1984=100, as last reported by the U.S. Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties.
2.4.Charges attendant to the development of reasonable changes to the TA2000 System requested by the Fund (“Client Requested Software”) shall be at DST's standard rates and fees in effect at the time. If the cost to DST of operating the TA2000 System is increased by the addition of Client Requested Software, DST shall be entitled to increase its fees by an amount to be mutually agreed upon in writing.

2.5.During the term of this Agreement, DST will use on behalf of the Fund, without additional cost all modifications, enhancements, or changes which DST may make to the TA2000 System in the normal course of its business and which are applicable to functions and features offered by the Fund, unless substantially all DST clients are charged separately for such modifications, enhancements or changes, including, without limitation, substantial system revisions or modifications necessitated by changes in existing laws, rules or regulations. The Fund agrees to pay DST promptly for modifications and improvements that are charged for separately at the rate provided for in DST’s standard pricing schedule which shall be identical for substantially all clients, if a standard pricing schedule shall exist. If there is no standard pricing schedule, the parties shall mutually agree upon the rates to be charged.
3.Fund Responsibilities
3.1.The management and control of the Fund are vested exclusively in the Fund’s governing body (e.g., the board of directors for a company) and its officers, subject to the terms and provisions of the Fund’s Governing Documents. The Fund’s governing body will make all decisions, perform all management functions relating to the operation of the Fund and the Fund’s governing body or its duly appointed officers shall authorize all Transactions. Without limiting the foregoing, the Fund shall:
(a)Designate properly qualified individuals to oversee the Services and establish and maintain internal controls, including monitoring the ongoing activities of the Fund.
(b)Evaluate the accuracy, and accept responsibility for the results, of the Services, review and approve all reports, analyses and records resulting from the Services and inform DST of any errors that it is in a position to identify.
(c)Provide DST with timely and accurate information reasonably requested by DST or reasonably necessary in order to perform the Services and its duties and obligations hereunder.
3.2.The Fund is solely and exclusively responsible for ensuring that it complies with Law and its respective Governing Documents. It is the Fund’s responsibility to provide all final Fund Governing Documents as of the Effective Date. The Fund will notify DST in writing of any changes to the Fund Governing Documents that may materially impact the Services prior to such changes taking effect. DST is not responsible for monitoring compliance by the Fund with (i) Law, or (ii) its respective Governing Documents.
3.3.In the event that Market Data is supplied to or through DST Associates in connection with the Services, the Market Data is proprietary to Data Suppliers and is provided on a limited internal-use license basis. Market Data may: (i) only be used by the Fund in connection with the Services and (ii) not be disseminated by the Fund or used to populate internal systems in lieu of obtaining a data license. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice. Notwithstanding anything in this Agreement to the contrary, neither DST nor any Data Supplier shall be liable to the Fund or any other Person for any Losses with respect to Market Data, reliance by DST Associates or the Fund on Market Data or the provision of Market Data in connection with this Agreement.
3.4.The Fund shall deliver, and ensure that its agents, counsel, advisors, auditors, and any other Persons promptly deliver to DST all Fund Data. The Fund shall arrange with each such Person to deliver such information and materials on a timely basis, and DST will not be required to enter any agreements with that Person in order for DST to provide the Services.
3.5.Notwithstanding anything in this Agreement to the contrary, so long as they act in good faith DST Associates shall be entitled to rely on the authenticity, completeness and accuracy of any and all information and communications of whatever nature received by DST Associates from the Fund, its employees, Affiliates or agents in connection with the performance of the Services and DST’s duties and obligations hereunder, without further enquiry or liability.
4.Term
4.1.The initial term of this Agreement will be from the Effective Date through December 31, 2026 (“Initial Term”). Thereafter, this Agreement will automatically renew for successive terms of 2 years each unless either DST or the Fund provides the other with a written notice of termination at least 180 calendar days prior to the commencement of any successive term (such periods, in the aggregate, the “Term”).
5.Termination
5.1.DST or the Fund also may, by written notice to the other, terminate this Agreement if any of the following events occur:

(a)The other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 90 calendar days after the non-breaching Party gives the other Party written notice of such breach.
(b)The other Party (i) terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding, (iv) where the other Party is the Fund, if it becomes subject to a material Action that could cause DST reputational harm, or (v) where the other Party is the DST, if DST Systems, Inc., as a U.S. registered transfer agent, becomes subject to a material Action involving fraud, violation of Law, or criminal activity specifically with respect to DST’s actions or inactions in its capacity as a transfer agent that could cause Fund reputational harm.
If any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, which date shall not be greater than 90 calendar days after the event.
5.2.Upon receipt of a termination notice from the Fund, subject to the receipt by DST of all then-due fees, charges and expenses, DST shall continue to provide the Services up to the effective date of the termination notice; thereafter, DST shall have no obligation to perform any services of any type unless and to the extent set forth in an amendment to this Agreement executed by the Parties. In the event of the termination of this Agreement, DST shall provide reasonable exit assistance to the Fund in converting the Fund’s records from DST’s systems to whatever services or systems are designated by the Fund (the “Deconversion”); provided that all fees, charges and expenses have been paid, including any fees required under this Section 5.2 for the balance of the unexpired portion of the Term. The Deconversion is subject to the recompense of DST for such assistance at its standard rates and fees in effect at the time and to a reasonable time frame for performance as agreed to by the parties. As used herein “reasonable exit assistance” shall not include requiring DST (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider’s system, or to provide any new functionality to such provider’s system, (ii) to disclose any protected information of DST, including the proprietary information of DST or its affiliates, or (iii) to develop Deconversion software, to modify any of DST’s software, or to otherwise alter the format of the data as maintained on any provider’s systems.
5.3.If the Fund elects to terminate this Agreement prior to the end of the Term, the Fund agrees to pay an amount equal to the average monthly fee paid by the Fund to DST under the Agreement multiplied by the number of months remaining in the Term, provided that the Fund shall not be obligated to pay the foregoing amounts in the event the Fund terminates this Agreement pursuant to Section 5.1. To the extent the Parties mutually agree in writing to the continued performance of any services by DST for the Fund after the termination of this Agreement, all of the provisions of this Agreement except portions that are inapplicable to such continuing services shall survive the termination of this Agreement for so long as those services are performed.
5.4.In the event that the Fund wishes to retain DST to perform additional transition or related post-termination services, including providing additional data and reports, the Fund and DST shall agree in writing to the additional services and related fees and expenses in an amendment to this Agreement. To the extent any services are performed by DST for the Fund after the termination of this Agreement, all of the provisions of this Agreement except portions that are inapplicable to such continuing services shall survive the termination of this Agreement for so long as those services are performed. Termination of this Agreement shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including payment of fees and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise. Sections 2.3, 5, 6, 8, 9, 10, 11, 12, and 13 of this Agreement shall survive the termination of this Agreement.
6.Standard of Care, Limitation of Liability and Indemnification
6.1.Notwithstanding anything in this Agreement to the contrary DST Associates shall not be liable to the Fund for any action or inaction of any DST Associate except to the extent of direct Losses finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence, willful misconduct or fraud of DST or DST Associates in the performance of DST’s duties or obligations under this Agreement. The Fund shall indemnify, defend and hold harmless DST Associates from and against direct Losses (including reasonable legal fees and costs to enforce this provision) that DST Associates suffer, incur, or pay as a result of any Third Party Claim or Claim among the Parties. Any expenses (including reasonable legal fees and costs) incurred by DST Associates in defending or responding to any Claims (or in enforcing this provision) shall be paid by the Fund upon receipt by the Fund of an undertaking by DST to repay such amount if it shall be determined that a DST Associate is not entitled to be indemnified. THE MAXIMUM AGGREGATE AMOUNT OF CUMULATIVE LIABILITY OF DST ASSOCIATES TO THE FUND FOR LOSSES ARISING OUT OF THE SUBJECT MATTER OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT DURING THE TERM HEREOF, SHALL NOT EXCEED THE FEES (BUT EXCLUDING ANY EXPENSES) PAID BY THE FUND TO DST UNDER THIS AGREEMENT FOR THE MOST RECENT 24 MONTHS IMMEDIATELY PRECEDING THE DATE OF THE EVENT GIVING RISE TO THE CLAIM, OR IF LESS THAN 24 MONTHS HAS ELAPSED SINCE THE EFFECTIVE DATE, THE LIMIT ON DST’S LIABILITY SHALL EQUAL THE AMOUNT OF PAYMENTS MADE (EXCLUDING EXPENSES) DURING SUCH SHORTER PERIOD. EXCEPT WITH RESPECT TO ALL AMOUNTS PAYABLE BY FUND AS PART OF ITS INDEMNIFICATION OBLIGATIONS UNDER THIS SECTION 6, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR LOSSES THAT ARE INDIRECT, SPECIAL INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR ENHANCED OR THAT REPRESENT LOST PROFITS, OPPORTUNITY COSTS OR DIMINUTION OF VALUE.
6.2.DST and the Fund will discuss liability for any “as of” transaction losses due to clerical errors or misinterpretations of securityholder instructions on a case-by-case basis. Subject to the limitation on liability set forth in Section 6.1 above, DST may accept responsibility for a particular situation resulting in an “as of” loss to the Fund where such loss is “material,” as hereinafter defined, and, under the particular facts at issue, DST believes in its discretion that its conduct was a breach of the standard of care set forth in 6.1 above and DST’s conduct was the sole cause of the loss. A loss is “material” for purposes of this Section 6.2 when it results in a pricing error on a particular transaction which equals or exceeds one full cent ($.01) per share times the number of shares outstanding. If the net effect of the “as of” transactions described herein that are determined to be caused solely by DST is negative and exceeds the above materiality threshold, then DST shall promptly contact the Fund. DST will work with the Fund and the Fund’s accountants to determine what, if any, impact the threshold break has on the Fund’s Net Asset Value and what, if any, further action is required. These further actions may include but are not limited to, the Fund re-pricing the affected day(s), DST re-processing, at its expense, all affected transactions in the Fund that took place during the period, or a payment to the Fund. The Fund agrees to work in good faith with DST and wherever possible, absent a regulatory prohibition or other mutually agreed upon reason, the Fund agrees to re-price the affected day(s) and to allow DST to re-process the affected transactions. When such re-pricing and re-processing is not possible, and when DST must contribute to the settlement of a loss, DST’s responsibility will commence with that portion of the loss over $0.01 per share calculated on the basis of the total value of all shares of the Fund (i.e., on the basis of the value of the shares of the Fund, including all classes of the Fund, not just those of the affected class).
7.Representations and Warranties
7.1.Each Party represents and warrants to each other Party that:
(a)It is a legal entity duly created, validly existing and in good standing under the Law of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement.
(b)Subject to Section 3.3 with respect to licenses from a Data Supplier, which may be terminated at any time, it has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all Law to which it may be subject, and to the best of its knowledge and belief, it is not subject to any Action that would prevent it from performing its duties and obligations under this Agreement.
(c)It has all necessary legal power and authority to enter into this Agreement, the execution of which has been duly authorized and will not violate the terms of any other agreement.
(d)The Person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.
7.2.DST represents to the Fund that it shall provide the Services in accordance with Laws applicable to DST, including the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder as applicable to DST’s role as transfer agent to the Fund. DST further represents that it is registered, and during the term of the Agreement will remain registered, as a transfer agent with the Securities and Exchange Commission and any other Government Authority with respect to which applicable Laws require such registration.

8.Fund Data
8.1.The Fund (i) will provide or ensure that other Persons provide all Fund Data to DST in an electronic format that is acceptable to DST (or as otherwise agreed in writing) and (ii) confirm that it has the right to so share such Fund Data. As between DST and the Fund, all Fund Data shall remain the property of the applicable Fund. Fund Data shall not be used or disclosed by DST other than in connection with providing the Services and as permitted under Section 11. DST shall be permitted to act upon instructions from an authorized officer of the Fund with respect to the disclosure or disposition of Fund Data, but may refuse to act upon such instructions where it doubts, in good faith, the authenticity or authority of such instructions.
8.2.DST shall maintain and store material Fund Data used in the official books and records of the Fund for a rolling period of 7 years starting from the Effective Date, or such longer period as required by applicable Law or its internal policies or until such earlier time as it returns such records to the Fund or the Fund’s designee.
9.Data Protection
9.1.From time to time and in connection with the Services DST may obtain access to certain personal information from the Fund. Personal information relating to the Fund and its Affiliates, directors, officers, employees, agents, current and prospective Fund shareholders, plan sponsors and plan participants may be processed by DST and its Affiliates. The Fund consents to the transmission and processing of such information within and outside the United States in accordance with applicable Law.
9.2.DST will notify the Fund without undue delay after becoming aware of a confirmed breach of personal information and provide reasonable assistance to the Fund in its notification of that breach to the relevant supervisory authority and those individuals impacted, as required by applicable Law. DST will not disclose or use personal information obtained from or on behalf of the Fund except in accordance with the lawful instructions of the Fund to carry out DST’s obligations under, or as otherwise permitted pursuant to the terms of, its agreements with the Fund and to comply with applicable Law.
9.3.The Fund acknowledges that DST intends to develop and offer analytics-based products and services for its customers. In providing such products and services, DST will be using consolidated data across all clients, including data of the Fund, and make such consolidated data available to clients of the analytics products and services. The Fund hereby consents to the use by DST of Fund Confidential Information (including shareholder information) in the offering of such products and services, and to disclose the results of such analytics services to its customers and other third parties, provided the Fund information will be aggregated, anonymized and sometimes enriched with external data sources. DST will not disclose client investor names or other personal identifying information, or information specific to or identifying the Fund or any information in a form or manner which could reasonably be utilized to readily determine the identity of the Fund or its investors.

10. DST Property
10.1 DST Property is and shall remain the property of DST or, when applicable, its Affiliates or suppliers. Neither the Fund nor any other Person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any DST Property, except as specifically set forth herein. The Fund shall not (unless required by Law) either before or after the termination of this Agreement, disclose to any Person not authorized by DST to receive the same, any information concerning the DST Property and shall use reasonable efforts to prevent any such disclosure.
11.Confidentiality
11.1    Each Party shall not at any time disclose to any Person any Confidential Information concerning the business, affairs, customers, clients or suppliers of the other Party or its Affiliates, except as permitted by this Section 11.
11.2    Each Party may disclose the other Party’s Confidential Information:
(a)    In the case of the Fund, to each of its Affiliates, directors, officers, employees and agents (“Fund Representative”) who need to know such information for the purpose of carrying out the Fund’s duties under, or receiving the benefits of or enforcing, this Agreement. The Fund shall ensure compliance by Fund Representatives with Section 11.1.
(b)    In the case of DST, to each DST Associate and any Persons to whom DST delegates any Services pursuant to Section 2.2 who need to know such information for the purpose of carrying out DST’s duties under or enforcing this Agreement. DST shall ensure compliance by DST Associates and any Persons to whom DST delegates any Services pursuant to Section 2.2. with Section 11.1 but shall not be responsible for such compliance by any other Person.
(c)    As may be required by Law or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s Confidential Information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that other Party’s expense.
11.3    Neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party may retain a record of the other Party’s Confidential Information for the longer of (i) 7 years or (ii) as required by Law or its internal policies.
11.4    DST’s ultimate parent company is subject to U.S. federal and state securities Law and may make disclosures as it deems necessary to comply with such Law. DST shall have no obligation to use Confidential Information of, or data obtained with respect to, any other client of DST in connection with the Services. The Fund and its investment adviser are subject to U.S. Federal and state securities Law and may make disclosures as it deems necessary to comply with such Law. Notwithstanding the foregoing, the Fund and its investment adviser may not include in its disclosures DST’s proprietary fees or fee schedule without DST’s express written consent.
11.5    Upon the prior written consent of an authorized officer of the Fund, DST shall have the right to identify the Fund in connection with its marketing-related activities and in its marketing materials as a client of DST. The Fund shall have the right to identify DST and to describe the Services and the material terms of this Agreement in the offering documents and regulatory filings of the Fund and may file a copy of this Agreement with the Securities and Exchange Commission to the extent required by applicable Law. This Agreement shall not prohibit DST from using any Fund data in tracking and reporting on DST’s clients generally or making public statements about such subjects as its business or industry; provided that the Fund is not named in such public statements without its prior written consent. If the Services include the distribution by DST of notices or statements to investors, DST may, upon advance notice to Fund, include reasonable notices describing those terms of this Agreement relating to DST and its liability and the limitations thereon; if investor notices are not sent by DST but rather by Fund or some other Person, Fund will reasonably cooperate with any request by DST to include such notices. Fund shall not, in any communications with any Person, whether oral or written, make any representations stating or implying that DST is (i) providing valuations with respect to the securities, products or services of Fund, or verifying any valuations, (ii) verifying the existence of any assets in connection with the investments, products or services of Fund, or (iii) acting as a fiduciary, investment advisor, tax preparer or advisor, custodian or bailee with respect to Fund or any of its assets, investors or customers.
11.6        In the event the Fund obtains information from DST or the TA2000 System which is not intended for the Fund, the Fund agrees to (i) immediately, and in no case more than twenty-four (24) hours after discovery thereof, notify DST that unauthorized information has been made available to the Fund; (ii) not knowingly review, disclose, release, or in any way, use such unauthorized information; (iii) provide DST reasonable assistance in retrieving such unauthorized information and/or destroy such unauthorized information; and (iv) deliver to DST a certificate executed by an authorized officer of the Fund certifying that all such unauthorized information in the Fund’s possession or control has been delivered to DST or destroyed as required by this provision.
12.Notices
12.1    Except as otherwise provided herein, all notices required or permitted under this Agreement or required by Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier, (iv) by any confirmed facsimile or (v) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties). Notices shall be deemed effective when received by the Party to whom notice is required to be given.
If to DST:
DST Systems, Inc.
333 W. 11th Street, 5th Floor
Kansas City, MO 64105
Attention: Legal Department

If to the Fund:
Oaktree Strategic Credit Fund
333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071
Attention: Mary Gallegly; Chris McKown
Email: mgallegly@oaktreecapital.com; cmckown@oaktreecapital.com

13.Miscellaneous
13.1    Amendment; Modification. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party. No DST Associate has authority to bind DST in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.

13.2    Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by the Fund, in whole or in part, whether directly or by operation of Law, without the prior written consent of DST. DST may assign or otherwise transfer this Agreement with written notice to the Fund, which shall be provided as soon as reasonably practicable: (i) to a successor in the event of a change in control of DST, (ii) to an Affiliate or (iii) in connection with an assignment or other transfer of a material part of DST’s business. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void.
13.3    Choice of Law; Choice of Forum. This Agreement shall be interpreted in accordance with and governed by the Law of the State of New York. The courts of the State of New York and the United States District Court for the Southern District of New York shall have exclusive jurisdiction to settle any Claim. Each Party submits to the exclusive jurisdiction of such courts and waives to the fullest extent permitted by Law all rights to a trial by jury.
13.4    Counterparts; Signatures. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.
13.5    Entire Agreement. This Agreement (including any schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto. This Agreement sets out the entire liability of DST Associates related to the Services and the subject matter of this Agreement, and no DST Associate shall have any liability to the Fund or any other Person for, and the Fund hereby waives to the fullest extent permitted by applicable law recourse under, tort, misrepresentation or any other legal theory.
13.6    Force Majeure. DST will not be responsible for any Losses of property in DST Associates’ possession or for any failure to fulfill its duties or obligations hereunder if such Loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous events beyond DST’s reasonable control. DST shall use commercially reasonable efforts to minimize any Losses caused by, and the effects on the Services of, any such event and shall maintain business continuity and disaster recovery plans consistent with its industry’s commercially reasonable practices. DST shall test such business continuity and disaster recovery plans no less frequently than annually. Upon request, DST shall provide the Fund with a letter confirming the completion of the most recent business continuity test and provide the Fund with a summary of the results of such test.
13.7    Non-Exclusivity. The duties and obligations of DST hereunder shall not preclude DST from providing services of a comparable or different nature to any other Person and to receive economic or other benefits in connection therewith. The Fund understands that DST may have commercial relationships with Data Suppliers and other providers of technology, data or other services that are used by the Fund.
13.8    No Partnership. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between or among any of the Parties.
13.9    No Solicitation. During the term of this Agreement and for a period of 12 months thereafter, the Fund will not directly or indirectly solicit the services of, or otherwise attempt to employ or engage any employee of DST or its Affiliates without the consent of DST; provided, however, that the foregoing shall not prevent the Fund from soliciting employees through general advertising not targeted specifically at any or all DST Associates. If the Fund employs or engages any DST Associate during the term of this Agreement or the period of 12 months thereafter in contravention of this Section 13.9, the Fund agrees to pay for any fees and expenses (including recruiters’ fees) incurred by DST or its Affiliates in hiring replacement personnel as well as any other remedies available to DST.

13.10    No Warranties. Except as expressly listed herein, DST makes no warranties, whether express, implied, contractual or statutory with respect to the Services. DST disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services. All warranties, conditions and other terms implied by Law are, to the fullest extent permitted by Law, excluded from this Agreement.
13.11    Severance. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.
13.12    Testimony. If DST is required by a third party subpoena or otherwise, to produce documents, testify or provide other evidence regarding the Services, this Agreement or the operations of the Fund in any Action to which the Fund is a party or otherwise related to the Fund, the Fund shall reimburse DST for all costs and expenses directly related to the Fund, including the time of its professional staff at DST’s standard rates and the cost of outside legal representation, that DST reasonably incurs in connection therewith.
13.13    Third Party Beneficiaries. This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other Person except as set forth with respect to DST Associates.
13.14    Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.
13.15    Insurance. DST shall maintain insurance coverage including, without limitation, errors and omissions, fidelity bond or equivalent crime insurance coverage at levels that are determined by its Board of Directors to be appropriate for its business. Upon request of the Fund, DST shall provide evidence that such coverage is in place. To the extent that DST’s policies of insurance may provide for coverage of claims for liability or indemnity by DST, no provision of this Agreement shall be construed to relieve an insurer of any obligation to pay claims to DST, which would otherwise be a covered claim in the absence of any provision of this Agreement.
[Signatures appear on next page]

IN WITNESS WHEREOF, the Parties hereto have caused this Service Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

DST SYSTEMS, INC.		OAKTREE STRATEGIC CREDIT FUND
By:	/s/ Kenneth Fullerton	By:	/s/ Mary Gallegly
Name:	Kenneth Fullerton	Name:	Mary Gallegly
Title:	Authorized Signatory	Title:	General Counsel & Secretary

[Signature Page to Service Agreement]

SCHEDULE A

TRANSFER AGENCY SERVICES

SCHEDULE B
DST DIGITAL SOLUTIONS SERVICES